EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES FIRST QUARTER EARNINGS
AND CONFIRMS FULL YEAR 2013 ESTIMATE

First Quarter 2013 Highlights

·	Net income of $0.38 per share
·	Adjusted net income per share of $0.46
·	Completed tender offer for $250 million of stock
·	Increased cash dividend per share by 17 percent
·	Prepaid $300.9 million of bank term debt
·	Completed Australian closures acquisition

STAMFORD, CT, April 24, 2013 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported first quarter 2013 net income of $25.4 million, or $0.38 per diluted share, as compared to first quarter 2012 net income of $32.8 million, or $0.47 per diluted share.  Adjusted net income per diluted share was $0.46 for the first quarter of 2013 as compared to $0.51 for the first quarter of 2012, after adjustments increasing net income per diluted share by $0.08 for the first quarter of 2013 and $0.04 for the first quarter of 2012.  A  reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

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SILGAN HOLDINGS
April 24, 2013

“We are pleased with our first quarter 2013 results, as our businesses performed as expected and we delivered adjusted net income per diluted share of $0.46, despite a temporarily high tax rate.  In addition, we successfully completed our tender offer for $250 million of our stock and acquired a small closures operation that expands our closures presence in Australia,” said Tony Allott, President and CEO.  “Our metal container business benefited from strong soup and pet food sales in North America and continued to reduce inventory in line with our working capital goals.  Our plastic container business delivered solid operating performance in the face of the negative impact of increases in resin costs and volume realignment in our legacy business.  Our closure business was also negatively impacted by significant increases in resin costs and the devaluation of currency in Venezuela.  Macroeconomic conditions in Europe continue to be challenging with little sign of economic recovery in the near term,” continued Mr. Allott.  “Based on our first quarter performance, we remain positive in our outlook for the year and as a result are confirming our full year 2013 earnings estimate of adjusted net income per diluted share in the range of $3.05 to $3.20,” concluded Mr. Allott.

Net sales for the first quarter of 2013 were $795.7 million, an increase of $27.3 million, or 3.6 percent, as compared to $768.4 million in 2012.  This increase was the result of an increase in net sales in the metal container and plastic container businesses, slightly offset by a decrease in net sales in the closures business.

Income from operations for the first quarter of 2013 was $58.1 million, a decrease of $7.7 million, or 11.7 percent, as compared to $65.8 million for the first quarter of 2012, and operating margin decreased to 7.3 percent from 8.6 percent for the same periods.  The decrease in income from operations was attributable to lower income from operations in the metal container and closures businesses, partially offset by an increase in income from operations in the plastic container operations.  Income from operations for the first quarter of 2013 included the recognition of a charge of $3.0 million in selling, general and administrative expenses for the remeasurement of net assets in the Venezuela operations due to a currency devaluation, rationalization charges of $1.4 million and plant start-up costs of $0.8 million.  Income from operations for the first quarter of 2012 included rationalization charges of $3.6 million and plant start-up costs of $1.0 million.

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SILGAN HOLDINGS
April 24, 2013

Interest and other debt expense before loss on early extinguishment of debt for the first quarter of 2013 was $15.3 million, a decrease of $0.3 million as compared to 2012.  Loss on early extinguishment of debt of $2.1 million was a result of the prepayment of $300.9 million of term debt under the senior secured credit facility.

The effective tax rate was 37.5 percent and 34.7 percent for the first quarter of 2013 and 2012, respectively.  The effective tax rate for the first quarter of 2013 was unfavorably impacted by the cumulative adjustment of increases in the enacted tax rates in several foreign countries and the nondeductible portion of the charge for the remeasurement of net assets in the Venezuela operations.  While the increase in the enacted tax rates significantly impacted the tax rate in the seasonally smaller first quarter of 2013 as a result of the cumulative adjustment of deferred taxes, it is not expected to significantly impact the full year tax rate.

Metal Containers

Net sales of the metal container business were $463.8 million for the first quarter of 2013, an increase of $18.9 million, or 4.2 percent, as compared to $444.9 million in 2012.  This increase was primarily the result of an increase in unit volumes and higher average selling prices as a result of the pass through of higher raw material costs.

Income from operations of the metal container business in the first quarter of 2013 decreased $2.4 million to $39.6 million as compared to $42.0 million in 2012, and operating margin decreased to 8.5 percent from 9.4 percent over the same periods.  The decrease in income from operations was primarily a result of the unfavorable comparison of a reduced inventory build in the first quarter of 2013 to a more significant inventory build in advance of labor negotiations in the first quarter of 2012, continued economic weakness in the European markets and an increase in rationalization charges, partially offset by an increase in unit volumes.  Rationalization charges were $1.1 million in the first quarter of 2013 primarily for the shutdown of the Crystal City, Texas manufacturing facility and a restructuring of the Sacramento, California manufacturing facility.  Plant start-up costs were $0.8 million and $1.0 million in the first quarter of 2013 and 2012, respectively.

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SILGAN HOLDINGS
April 24, 2013

Closures

Net sales of the closures business were $161.1 million in the first quarter of 2013, a decrease of $1.9 million, or 1.2 percent, as compared to $163.0 million in 2012.  This decrease was primarily the result of the unfavorable impact from the devaluation of currency in Venezuela, partially offset by higher average selling prices as a result of the pass through of higher raw material costs.

Income from operations of the closures business for the first quarter of 2013 decreased $7.4 million to $10.6 million as compared to $18.0 million in 2012, and operating margin decreased to 6.6 percent from 11.0 percent over the same periods.  The decrease in income from operations was primarily due to both the remeasurement of net assets and the ongoing operational impact from the devaluation of currency and political climate in Venezuela, the unfavorable impact from significant increases in resin costs and weak economic conditions in Europe, partially offset by lower rationalization charges.  Rationalization charges were $2.1 million in the first quarter of 2012.

Plastic Containers

Net sales of the plastic container business were $170.8 million in the first quarter of 2013, an increase of $10.3 million, or 6.4 percent, as compared to $160.5 million in 2012.  This increase was primarily due to the inclusion of net sales from the plastic food container operations acquired in August 2012, partially offset by lower volumes in the legacy operations.

Income from operations of the plastic container business for the first quarter of 2013 was $10.4 million, an increase of $1.5 million as compared to $8.9 million in 2012, and operating margin increased to 6.1 percent from 5.5 percent over the same periods.  The increase in income from operations was primarily attributable to the inclusion of the plastic food container operations and lower rationalization charges, partially offset by the unfavorable impact from the lagged pass through of increases in resin prices in the current year quarter as compared to a favorable impact from resin in the prior year quarter and lower volumes in the legacy operations.  Rationalization charges were $0.3 million and $1.5 million in the first quarter of 2013 and 2012, respectively.

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SILGAN HOLDINGS
April 24, 2013

Outlook for 2013

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2013 in the range of $3.05 to $3.20, which excludes rationalization charges, plant start-up costs, the loss on early extinguishment of debt and the impact from the remeasurement of net assets in Venezuela.  This estimate compares to record adjusted net income per diluted share of $2.70 in the prior year.

The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2013, which excludes rationalization charges and plant start-up costs, in the range of $0.60 to $0.70.  This estimate compares to record adjusted net income per diluted share of $0.55 in the second quarter of 2012. The estimate of adjusted net income per diluted share for the second quarter of 2013 includes the impact of the tender offer completed in February 2013, assumes a normal fruit and vegetable pack and continued strength in soup and pet food sales and includes the expected benefit from the plastic food container operations acquired in August 2012.  These benefits are expected to more than offset the negative comparison of the resin pass through lag effect which benefited the second quarter of 2012 and anticipated lower unit volumes in the closures and plastic container businesses.  Unit volumes in the closures and plastic container businesses benefited in the second quarter of 2012 from unseasonably warm weather.  Unit volumes in the plastic container business in the second quarter of 2012 also benefited from accelerated sales in advance of certain customer shutdowns in the third quarter of 2012.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2013 at 11:00 a.m. eastern time on April 24, 2013.  The toll free number for those in the U.S. and Canada is (877) 719-9796, and the number for international callers is (719) 325-4783.  For those unable to listen to the live call, a taped rebroadcast will be available until May 8, 2013.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 1099334.

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SILGAN HOLDINGS
April 24, 2013

Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.6 billion in 2012.  Silgan operates 81 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.   Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2012 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2013	2012

Net sales	$795.7	$768.4

Cost of goods sold	684.4	654.4

Gross profit	111.3	114.0

Selling, general and administrative expenses	51.8	44.6

Rationalization charges	1.4	3.6

Income from operations	58.1	65.8

Interest and other debt expense before loss on
early extinguishment of debt	15.3	15.6

Loss on early extinguishment of debt	2.1	-

Interest and other debt expense	17.4	15.6

Income before income taxes	40.7	50.2

Provision for income taxes	15.3	17.4

Net income	$25.4	$32.8

Earnings per share:
Basic net income per share	$0.38	$0.47
Diluted net income per share	$0.38	$0.47

Cash dividends per common share	$0.14	$0.12

Weighted average shares (000’s):
Basic	66,440	69,940
Diluted	66,809	70,265

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2013	2012
Net sales:
Metal containers	$463.8	$444.9
Closures	161.1	163.0
Plastic containers	170.8	160.5
Consolidated	$795.7	$768.4

Income from operations:
Metal containers (a)	$39.6	$42.0
Closures (b)	10.6	18.0
Plastic containers (c)	10.4	8.9
Corporate (d)	(2.5)	(3.1)
Consolidated	$58.1	$65.8

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2013	2012	2012
Assets:
Cash and cash equivalents	$158.6	$648.5	$465.6
Trade accounts receivable, net	349.3	368.2	326.7
Inventories	645.8	687.9	515.9
Other current assets	65.0	43.5	70.3
Property, plant and equipment, net	1,070.8	1,066.7	1,098.8
Other assets, net	810.2	603.0	816.2
Total assets	$3,099.7	$3,417.8	$3,293.5

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$389.2	$392.5	$447.2
Current and long-term debt	1,783.6	1,911.8	1,671.3
Other liabilities	416.0	419.4	421.4
Stockholders’ equity	510.9	694.1	753.6
Total liabilities and stockholders’ equity	$3,099.7	$3,417.8	$3,293.5

(a)	Includes rationalization charges of $1.1 million in 2013. Includes plant start-up costs of $0.8 million and $1.0 million in 2013 and 2012, respectively.
(b)	Includes a charge for the remeasurement of net assets in Venezuela of $3.0 million in 2013 and rationalization charges of $2.1 million in 2012.
(c)	Includes rationalization charges of $0.3 million and $1.5 million in 2013 and 2012, respectively.
(d)	Includes costs attributable to announced acquisitions of $0.2 million in 2013.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2013	2012

Cash flows provided by (used in) operating activities:
Net income	$25.4	$32.8
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	43.7	42.2
Rationalization charges	1.4	3.6
Loss on early extinguishment of debt	2.1	-
Other changes that provided (used) cash, net of
effects from acquisitions:
Trade accounts receivable, net	(26.9)	(27.6)
Inventories	(134.0)	(129.5)
Trade accounts payable and other changes, net	19.3	3.0
Contributions to domestic pension benefit plans	-	(30.0)
Net cash used in operating activities	(69.0)	(105.5)

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(6.0)	(51.0)
Capital expenditures	(25.1)	(26.3)
Proceeds from asset sales	0.2	0.2
Net cash used in investing activities	(30.9)	(77.1)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(9.1)	(8.5)
Changes in outstanding checks – principally vendors	(73.5)	(63.2)
Shares repurchased under authorized repurchase program	(251.0)	(5.0)
Net borrowings and other financing activities	126.5	510.7
Net cash (used in) provided by financing activities	(207.1)	434.0

Cash and cash equivalents:
Net (decrease) increase	(307.0)	251.4
Balance at beginning of year	465.6	397.1
Balance at end of period	$158.6	$648.5

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter ended March 31,

       Table A

	2013	2012

Net income per diluted share as reported	$0.38	$0.47

Adjustments:
Rationalization charges	0.01	0.03
New plant start-up costs	0.01	0.01
Loss on early extinguishment of debt	0.02	-
Venezuela remeasurement	0.04	-

Adjusted net income per diluted share	$0.46	$0.51

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	Second Quarter			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2013	High 2013	2012	Low 2013	High 2013	2012

Net income per diluted share as estimated for 2013 and as reported for 2012	$0.59	$0.69	$0.15	$2.93	$3.08	$2.17

Adjustments:
Rationalization charges	0.01	0.01	-	0.05	0.05	0.08
New plant start-up costs	-	-	0.02	0.01	0.01	0.06
Costs attributable to announced acquisitions (2)	-	-	0.01	-	-	0.02
Loss on early extinguishment of debt	-	-	0.37	0.02	0.02	0.37
Venezuela remeasurement	-	-	-	0.04	0.04	-
Adjusted net income per diluted share as estimated for 2013 and presented for 2012	$0.60	$0.70	$0.55	$3.05	$3.20	$2.70

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, new plant start-up costs, costs attributable to announced acquisitions, the loss on early extinguishment of debt and the impact from the remeasurement of net assets in Venezuela from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.